Exhibit 99.1

Lion Biotechnologies Appoints Ryan Maynard Director and
Chair of Audit Committee

LOS ANGELES, CA (February 17, 2015) – Lion Biotechnologies, Inc. (LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today announced that its board of directors has appointed Ryan Maynard to serve as a director and chair of the audit committee. His appointment is effective immediately.

Since 2010, Mr. Maynard has served as executive vice president and chief financial officer of Rigel Pharmaceuticals, Inc. (NASDAQ: RIGL), where he previously held several senior financial positions since 2001. Prior to joining Rigel, Mr. Maynard served as corporate controller and director of finance and accounting for Personify, Inc., and controller of General Magic, Inc. He has also held various positions at Siliconix, Inc., most recently assenior finance manager. Earlier in his career, Mr. Maynard worked at Ernst & Young, LLP, where he became a certified public accountant. He holds a B.S. in accounting from Santa Clara University.

“We are delighted to welcome Ryan to Lion’s board as a director and audit committee chairman,” said Elma Hawkins, President & CEO. “Ryan has a wealth of experience in corporate financial management and reporting, as well as an impressive track record in fundraising for public companies. We are confident that his insights and expertise will prove a valuable asset to the company.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T cells and engineered T cells for the treatment of various cancers.  The company’s lead product candidate, LN-144, is a ready-to-infuse, autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TIL) for the treatment of patients with metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

Investor Relations
The Trout Group
Tricia Truehart
646-378-2953
ttruehart@troutgroup.com